Exhibit F-2











                                             March 14, 1996

          Securities and Exchange Commission
          Judiciary Plaza
          450 Fifth Street, N.W.
          Washington, DC  20549

                    Re:    General Public Utilities Corporation
                           Declaration on Form U-1
                           SEC File No. 70-8793

          Ladies and Gentlemen:

                    We have examined the Declaration on Form U-1, dated February 7, 1996, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by General Public Utilities Corporation ("GPU"), a Pennsylvania corporation, with the Securities and Exchange Commission and docketed in SEC File No. 70-8793, as amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as thus to be amended, is hereinafter referred to as the "Declaration".)

                    The Declaration contemplates, among other things, the guaranty through February 1, 2006 by GPU pursuant to Guaranty
          Agreements ("Guarantees") of the obligations of GPU Service Corporation ("GPUSC") under one or more loan agreements (the "Loan Agreements) entered into from time to time through February 1, 2006 with one or more commercial banks or other institutions, in respect of borrowings in an aggregate principal amount not to exceed $40,000,000.

                    We have been Pennsylvania counsel to GPU and certain of its subsidiaries for many years. In connection with the delivery of this opinion, we have examined copies of the Articles of Incorporation and By-Laws of GPU. We have also examined such other instruments, agreements and documents and made such further investigation as we have deemed necessary as a basis for this opinion.





          Securities and Exchange Commission
          March 14, 1996
          Page 2



                    Based upon the foregoing, and assuming (i) that the transactions therein proposed are authorized by GPU's board of directors and are carried out in accordance with the Declaration,
          (ii) that the execution, delivery and performance of each Loan Agreement will not violate any applicable law or any restriction imposed by any court or governmental body having jurisdiction over GPUSC or any contract binding on GPUSC, and (iii) compliance by GPU with the applicable guaranty limitations in its Credit Agreement, dated March 19, 1992, as amended, we are of the opinion, insofar as Pennsylvania law is concerned, that:

                           (a) all Pennsylvania laws applicable to the proposed transactions will have been complied with;

                           (b)     GPU   is   validly   organized  and   duly
                    existing; and

                           (c) the consummation of the transactions proposed in the Declaration will not violate the legal rights of the holders of any securities issued by GPU or Pennsylvania Electric Company or any of its subsidiaries.

                    We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.


                                             Very truly yours,

                                             BALLARD SPAHR ANDREWS &
                                              INGERSOLL